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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                         Commission File Number: 0-28362

                           NOTIFICATION OF LATE FILING


(Check One):      X  Form 10-K    ___ From 20-F  ___ Form 11-K   ___ Form 10-Q
                  --
                  __ Form N-SAR

For Period Ended:  December 31, 1999

___ Transition Report on Form 10-K
___ Transition Report on Form 20-F
___ Transition Report on Form 11-K
___ Transition Report on Form 10-Q
___ Transition Report on Form N-SAR

Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant:            ClearComm, L.P.

Former name if applicable:

Address of principal executive office (Street and number): 221 Ponce de Leon Avenue, Suite 1407

City, State and Zip Code:  Hato Rey, Puerto Rico  00917
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                                     PART II

                             Rule 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).


                          (a) The reasons described in reasonable detail in Part
                      III of this form could not be eliminated without unreasonable effort or expense;


                          (b) The subject annual report, semi-annual report,
         X transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                          (c) The accountant's statement or other exhibit
                      required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III

                                    NARRATIVE


         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         ClearComm, L.P. was unable to complete the required information and finalize the necessary documentation in order to complete the filing within the prescribed time period without unreasonable effort or expense.


                                     PART IV

                                OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification.


Javier O. Lamoso              787                     756-0840
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     (Name)               (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               X      Yes   ____     No   ____
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                                              ____    Yes    X       No   ____
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         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 CLEARCOMM, L.P.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30, 2000                          By: SuperTel Communications Corp.



                                                    By:  /s/ Javier O. Lamoso
                                                         --------------------
                                                          Javier O. Lamoso
                                                          President

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatement or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

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